                                   EXHIBIT 11

                   NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         COMPUTATION OF NET LOSS PER SHARE
                                    (Unaudited)

                                    Three Months Ended         Six Months Ended
                                       December 31,              December 31,
                                -------------------------  ------------------------

                                    2002         2001         2002         2001
                                ------------  -----------  -----------  -----------

Net loss                        $  (855,505)  (1,344,801)  (1,874,230)  (2,341,121)
                                ============  ===========  ===========  ===========

Weighted average number of
  common shares outstanding      60,593,585   55,710,198   59,117,467   55,714,507

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                    -            -            -            -
                                ------------  -----------  -----------  -----------
                                 60,593,585   55,710,198   59,117,467   55,714,507
                                ============  ===========  ===========  ===========

Net loss per share,
  basic and diluted             $      (.01)        (.02)        (.03)        (.04)
                                ============  ===========  ===========  ===========




Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 14,003,852 at December 31, 2002 and 9,642,661 shares at December 31, 2001) would be to decrease net loss per share.


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